Exhibit 99.1

VERITAS DGC INC. ANNOUNCES

SECOND FISCAL QUARTER RESULTS

Houston, March 8, 2006 – Veritas DGC Inc. (NYSE: VTS) (TSX: VTS) today announced its financial results for the second fiscal quarter and six months ended January 31, 2006. Revenue and earnings for the second fiscal quarter and six months ended January 31, 2006 with the comparative amounts for the corresponding periods of the prior fiscal year were as follows:

	Three Months Ended January 31,		Six Months Ended January 31,
	2006	2005	2006	2005
	(millions, except per share amounts)
Revenue	$238.9	$192.2	$407.5	$321.8
Net income	31.1	17.4	42.9	18.3
Diluted earnings per share	0.81	0.51	1.12	0.53

Chairman and CEO Thierry Pilenko commented, “Increasing exploration activity combined with our typically strong second quarter provided the foundation for Veritas to achieve all-time quarterly records for revenue, pre-tax income and backlog. Our recent vintage multi-client seismic data continued to perform exceptionally well as our customers increasingly turn their interest to accessing the latest available information and technology in key basins of interest.

Sustained reserves replacement concerns combined with strong worldwide demand for hydrocarbons is continuing to fuel a resurgence in exploration activity. This is creating robust market conditions for seismic information and services and extending our visibility well into fiscal year 2007.”

Revenue for the second quarter and six months ended January 31 follows:

	Three Months Ended January 31,		Six Months Ended January 31,
	2006	2005	2006	2005
	(millions)
Multi-client:
Land	$47.1	$15.2	$73.0	$26.0
Marine	76.0	72.5	124.5	106.7
Subtotal	123.1	87.7	197.5	132.7

Contract:
Land	33.6	40.4	81.2	77.0
Marine	82.2	64.1	128.8	112.1
Subtotal	115.8	104.5	210.0	189.1
Total Revenue	$238.9	$192.2	$407.5	$321.8

Revenues by segment:
North and South America (NASA)	$170.2	$130.8	$272.9	$207.5
Europe, Africa, Middle East, and CIS (EAME)	33.7	33.1	68.5	64.9
Asia Pacific (APAC)	29.7	24.0	56.5	42.0
Veritas Hampson Russell (VHR)	5.3	4.3	9.6	7.4
Total Revenue	$238.9	$192.2	$407.5	$321.8

Multi-client

Multi-client revenue in the second quarter of fiscal 2006 of $123.1 million increased $35.4 million, or 40%, compared to the prior year’s second fiscal quarter. Both land and marine library improved based on especially strong seismic survey sales in Canada and the Gulf of Mexico.

Contract

Contract revenue in the second quarter of fiscal 2006 increased by $11.3 million, or 11%, from the prior year’s second fiscal quarter as a result of robust marine activity in the North Sea and Asia Pacific. Revenue growth was partially offset by lower land contract revenue due to project delays as a result of unusually mild winter weather conditions in Canada.

Operating Income

Operating income increased $19.9 million, or 59%, compared to the prior year’s second fiscal quarter due to increased revenue in both multi-client and contract work and increased margins primarily in multi-client work. This performance was driven by a favorable sales mix of multi-client revenue especially in Canada and the Gulf of Mexico.

General and administrative expenses increased $2.9 million from the prior year’s second fiscal quarter primarily due to share-based employee compensation expense resulting from the adoption of new accounting rules, severance costs and increased provision for performance-based incentive compensation.

Other Items

Interest expense increased by $0.7 million from the prior year’s second fiscal quarter as a result of increases in the interest rate on the $155.0 million convertible debt. Interest income increased approximately $1.7 million compared to the prior year’s second fiscal quarter due to higher interest rates and a higher cash balance.

Income Taxes

The Company’s effective tax rate for the quarter ended January 31, 2006 was 43%, higher than the 35% U.S. statutory rate. Substantially all of the higher tax rate was attributable to non-U.S. activities. The Company currently expects the effective tax rate for the full year fiscal 2006 to be approximately 42%.

Backlog

The Company’s backlog increased to an all time record of $474 million at January 31, 2006 from $459 million at October 31, 2005 and $300 million at January 31, 2005.

Balance Sheet

The Company ended the second quarter with approximately $263.5 million in cash and $155.0 million in convertible debt. The debt of $155.0 million remains classified as a current liability because the stock price has remained above the level that triggers the convertibility features of the debt.

Net investment in the multi-client library was $14.2 million for the second fiscal quarter compared to $23.3 million in the prior year’s second fiscal quarter. Our balanced multi-client/contract strategy remains unchanged for FY 2006 with a total planned multi-client investment of approximately $155-165 million for fiscal year 2006. The multi-client library balance was $292.7 million at January 31, 2006.

Conference Call

The Company’s customary conference is scheduled for tomorrow, March 9th, at 8 a.m. central time. Following a brief presentation, participants will have the opportunity to ask questions. The dial in number to participate is 800-374-0113 or 706-758-9607.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com. Windows Media Player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will have “listen only” status and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Thursday, March 23, 2006. Interested persons can phone 800-642-1687 or 706-645-9291 (pin code 2723925#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2006	2005	2006	2005
Revenue	$238,860	$192,228	$407,538	$321,809
Cost of services	167,923	144,950	304,589	260,952
Research and development	5,815	5,020	10,717	9,114
General and administrative	11,544	8,595	20,399	14,954
Operating income	53,578	33,663	71,833	36,789
Interest expense	1,650	906	3,126	1,663
Interest income	(2,426)	(708)	(4,327)	(1,527)
Gain on involuntary conversion of assets	—	—	(2,000)	—
Other (income), net	(520)	(303)	(645)	(62)
Income before provision for income taxes	54,874	33,768	75,679	36,715
Income taxes	23,792	16,400	32,811	18,369
Net income	$31,082	$17,368	$42,868	$18,346

Earnings Per Share:
Basic:
Net income per common share	$0.89	$0.51	$1.23	$0.54
Weighted average common shares	35,045	33,783	34,867	33,767

Diluted:
Net income per common share	$0.81	$0.51	$1.12	$0.53
Weighted average common shares	38,494	34,318	38,384	34,323

Supplemental Data:
Cash Flow Data:
Depreciation and amortization, net	$14,053	$12,431	$23,098	$22,195
Multi-client amortization	55,522	48,131	108,362	84,403
Multi-client expenditures, net cash	14,235	23,271	75,857	58,896
Capital expenditures	17,176	9,858	28,627	17,152

Balance Sheet Data (at period end):
Cash			$263,468	$205,230
Debt (1)			155,000	155,000

Multi-client data library			292,720	295,700
Total shareholders equity			654,622	517,375

(1) The debt of $155 million has been classified as a current liability since October 31, 2005 because the stock price has remained above the level that triggers the convertibility features of the debt.